SCHEDULE 13D/A

CUSIP No: 874036106

TRANSACTIONS IN THE SHARES BY THE REPORTING PERSON DURING THE PAST 60 DAYS

8/31/2017	(700)	21.39
9/1/2017	(13,900)	21.40
10/13/2017	(27,200)	21.48